Exhibit 10.16

Tessera Confidential

Second Amendment to

TCC LICENSE AGREEMENT

This Second Amendment to the TCC License Agreement (“Second Amendment”) is entered into as of June 1, 2001, (“Second Amendment Effective Date”) between Tessera, Inc., a corporation organized under the laws of Delaware (“Tessera”) and Samsung Electronics Co., a corporation organized under the laws of Korea (hereinafter “Licensee”) and amends the TCC License Agreement (“Agreement”) entered into by and between the parties having an Effective Date of May 17, 1997, as amended by a First Addendum dated November 4, 1998.

WHEREAS, the parties desire to change the time period after each quarter within which royalty reports are made under the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate such changed reporting requirement.

1. Section V, Licensee Reports and Payment, as amended, is further amended by deleting Paragraph A and replacing it with the following new paragraph A:

A. Quarterly Royalty Payments. Beginning with the first royalty payment due Tessera from Licensee after the First Addendum Effective Date, royalties shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Licensee shall deliver a written report (as shown in Addendum Attachment A) within thirty (30) days from the last day of each quarter annual payment period describing the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period (by facsimile, with an original by mail courier). Tessera shall then invoice Licensee (by facsimile, with an original by mail courier) for the royalties due Tessera as set forth in each such Licensee written royalty report. Licensee shall then have thirty (30) days from first receipt of Tessera’s invoice to pay the royalties due under Tessera’s invoice. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account.

Except as modified by this Second Amendment, the remaining terms and conditions of the Agreement, as amended, are unchanged and apply with equal force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment by their duly authorized representatives as of the date first above written.

Tessera, Inc.		Samsung Electronics Co.

By:	/s/ CHRISTOPHER M. PICKETT	By:	[ILLEGIBLE]
Print Name:	CHRISTOPHER M. PICKETT	Print Name:	[ILLEGIBLE]
Title:	SR VP, LICENSING: GC	Title:	Vice President
Date:	5\17\01	Date:	6\07\01